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                                                                   Exhibit 23.2


                          CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Arcadia Financial Ltd. for the registration of $50,000,000 Subordinated Extendible Notes and Subordinated Fixed-Term Notes and in the Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (No. 33-81512) and to the incorporation by reference therein of our report dated January 23, 1998, with respect to the consolidated financial statements of Arcadia Financial Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



Minneapolis, Minnesota
August 13, 1998                                        ERNST & YOUNG LLP